Exhibit 3.21

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ITB GROTON LLC

This Amended and Restated Limited Liability Company Agreement of ITB Groton LLC (the “Company”) is entered into as of November 3, 2004 by USS Chartering LLC, a Delaware limited liability company (the “Member”), and the Company (the “Amended LLC Agreement”).

WHEREAS, on July 16, 2002 (the “Formation Date”) the Company was formed pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”), and the Certificate of Formation (the “Certificate”) was filed with the Secretary of State of the State of Delaware;

WHEREAS, on July 17, 2002 the Company entered into a Limited Liability Company Agreement with US Shipping Acquisition LLC, a Delaware limited liability company, which was later renamed United States Shipping LLC (“USS LCC”), as the sole member of the Company (the “Original LLC Agreement”);

WHEREAS, in connection with the closing of the initial public offering of U.S. Shipping Partners L.P., a Delaware limited partnership (the “Partnership”), pursuant to its Registration Statement on Form S-1 (No. 333-118141) USS LLC has distributed all of its membership interests in the Company (the “LLC Interests”) to United States Shipping Master LLC (“Shipping Master”), the sole member of USS LLC, and Shipping Master subsequently contributed the LLC Interests to the Partnership, which in turn contributed the LLC Interests to its wholly-owned subsidiary U.S. Shipping Operating LLC, which in turn contributed the LLC Interests to its wholly-owned subsidiary USS Chartering LLC;

WHEREAS, the Member and the Company now desire to amend and restate the Original LLC Agreement to reflect the admission of USS Chartering LLC as the Member, and set forth the respective rights, duties and obligations between the Member and the Company; and

WHEREAS, this Agreement shall supercede and completely replace in its entirety the Original LLC Agreement as of the Effective Date.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Company and the Member hereby agree as follows:

1.             Formation.  The Company was organized as a Delaware limited liability company on the Formation Date by the execution and filing of the Certificate under and pursuant to the Act and shall be continued in accordance with the terms of this Agreement.  The rights, powers, duties, obligations and liabilities of the Member shall be determined pursuant to the Act and this Agreement.  To the extent that the rights, powers, duties, obligations and liabilities of the Member are different by any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.             Company Name.  The name of the Company shall be “ITB Groton LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Company Board (as hereinafter defined) may select from time to time.  Notification of any change in the name of the Company shall be given to the Member.  The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Company Board.

3.             The Certificate, Etc.  The Certificate was filed with the Secretary of State of the State of Delaware on the Formation Date.  The Member hereby agrees to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

4.             Term of the Company.  The term of the Company commenced on the Formation Date and shall continue in existence until termination and dissolution thereof as determined under Section 21 of this Agreement; provided that this Agreement shall remain in full force and effect notwithstanding the termination and dissolution of the Company.

5.             Registered Office; Registered Agent; Principal Office; Other Offices.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Company Board may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person(s) as the Company Board may designate from time to time in the manner provided by law.  The principal office of the Company shall be at such place as the Company Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there.  The Company may have such other offices as the Company Board may designate from time to time.

6.             Purposes.  The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.  The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

7.             Powers of the Company.  Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 6, including, without limitation, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c) to enter into, perform and carry out contracts of any kind, including contracts with the Member or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and to perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(f) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(g) to appoint employees and agents of the Company and define their duties and fix their compensation;

(h) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(i) to cease its activities and cancel its Certificate;

(j) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(k) to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its Subsidiaries), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(l) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(m) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

8.             Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of any person designated as an officer of the Company (the “Officers”), with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Company Board or any Officer, each Member shall execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

9.             No Liability of Member.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any person serving as a member of the Company Board (a “Manager”) nor any Officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager or Officer of the Company.  Neither the Member nor the Managers shall be required to lend any funds to the Company.  The Members shall only be liable to make payment of its capital contributions as and when due hereunder and other payments as expressly provided in this Agreement.  If and to the extent the Member’s capital contribution shall be fully paid, such Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to the Member, be required to make any further contributions.

10.           Units.  Unless otherwise approved by the Member, the authorized membership units that the Company has the authority to issue consists of 100 units, all of which shall be issued to the Member.  The units are a security governed by Article 8 of the Uniform Commercial Code.

11.           Capital Contributions.  The Member may, from time to time, in its sole discretion make capital contributions to the Company.

12.           Distributions.  Each decision as to the timing, form and amount of distributions shall be made by the Company Board.  All distributions (including liquidating distributions) shall be made to the Member.

13.           Allocation of Profit and Loss.  The income, deductions, gains, losses and credits of the Company for each fiscal year or other period shall be allocated 100% to the Member.

14.           Management by the Company Board.

(a)           Company Board.  The business and affairs of the Company shall be managed and controlled by or under the direction of a Board of Managers (the “Company Board”).  Unless otherwise provided herein, the Company Board shall have the sole authority to manage the Company and is authorized to perform all actions necessary or advisable to the accomplishment of the purposes and authorized acts of the Company, as specified in Section 7 hereof, and, to the extent permitted by the Act, may delegate any or all such rights and powers to other persons.

(b)           Number, Qualification and Tenure.  The number of Managers constituting the Company Board shall be not less than one and not more than seven.  Within these limits, the number of Managers constituting the Company Board shall be determined from time to time by the Member.  The initial number of Managers constituting the Company Board shall be two.  The members of the Company Board shall be elected by the Member, and each Manager elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in the manner hereinafter provided.  Managers need not be Members.  Managers must at all times be citizens of the United States by birth, naturalization or as otherwise authorized by law.

(c)           Initial Managers.  The Member hereby elects Paul Gridley and Joseph Gehegan as the initial members of the Company Board.

(d)           Removal; Vacancies.  Any Manager may be removed either for or without cause by the Member.  Any vacancy occurring in the Company Board shall be filled by the Member.

(e)           Compensation.  A Manager shall not be paid compensation by the Company for his or her services as such.  The foregoing shall not be deemed to limit or restrict the payment of any reasonable compensation or remuneration to any Person in such Person’s capacity as an Officer, employee, advisor or consultant to the Company or any agreement or arrangement with the Company which has been approved by the Member.

(f)            Place of Meetings.  The Company Board may hold meetings, both regular and special, either within or without the State of Delaware.

(g)           Regular Meetings.  The Company Board may hold regular meetings at such time and at such place as shall from time to time be determined by the Company Board.  No notice of regular meetings need be given.

(h)           Special Meetings.  Special meetings of the Company Board may be called at the request of any two Managers, on twenty-four hours’ notice to each Manager, either personally or by mail, by fax or by telephone.

(i)            Quorum.  At all meetings of the Company Board a majority of the total number of Managers shall constitute a quorum for the transaction of business and the act of a majority of the total number of Managers shall be the act of the Company Board, except as may be otherwise specifically provided herein or by law.  If a quorum shall not be present at any meeting of the Company Board, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(j)            Action Without Meeting.  Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Company Board may be taken without a meeting, without prior notice and without a vote if a majority of the total number of Managers consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Company Board.  Written notice of any action taken by the Company Board by written consent shall be promptly given to any Manager who did not sign such written consent.

(k)           Attendance by Telephone.  Members of the Company Board may participate in a meeting of the Company Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at a meeting.

15.           Officers.

(a)           Designation and Appointment.  The Company Board may, from time to time, employ and retain persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Company Board), including employees, agents and other persons who may be designated as Officers of the Company, with titles including but not limited to “chief executive officer,” “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “general manager,” “director,” “chief financial officer” and “chief operating officer,” as and to the extent authorized by the Company Board.  Any number of offices may be held by the same person.  The Company Board may, in its discretion, choose not to fill any office for any period as it may deem advisable.  Officers need not be residents of the State of Delaware or Members, but Officers must at all times be citizens of the United States by birth, naturalization or as otherwise authorized by law.  Any Officers so designated shall have such authority and perform such duties as the Company Board may, from time to time, delegate to them.  The Company Board may assign titles to particular Officers.  Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.  The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Company Board.  The initial Officers of the Company shall be as follows:

Name	Title
Paul B. Gridley	Chairman of the Board and Chief Executive Officer
Calvin Chew	Executive Vice President
Joseph Gehegan	President and Chief Operating Officer
Albert Bergeron	Vice President–Chief Financial Officer, Secretary and Treasurer
Alan Colletti	Vice President–Operations
Jeff Miller	Vice President–Chartering

(b)           Resignation/Removal.  Any Officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company Board.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed as such, either with or without cause, at any time by the Company Board.  Designation of an Officer shall not of itself create any contractual or employment rights.

(c)           Duties of Officers Generally.  The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its equityholders under the laws of the State of Delaware.

(d)           Chief Executive Officer.  Subject to the powers of the Company Board, the chief executive officer of the Company shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making Officer.  He or she shall direct, coordinate and control the Company’s business and activities and its operating expenses and capital expenditures, and shall have general authority to exercise all the powers necessary for the chief executive officer of the Company, all in accordance with basic policies established by and subject to the control of the Company Board.  In the absence of the chief executive officer, his or her duties shall be performed and his or her authority may be exercised by such Officer as may have been designated the most senior officer of the Company.

(e)           President.  The president shall, subject to the powers of the Company Board and chief executive officer, be the chief administrative officer of the Company and shall have general charge of the business, affairs and property of the Company, and control over its Officers (other than the chief executive officer), agents and employees.  The president shall see that all orders and resolutions of the Company Board and the chief executive officer are carried into effect.  He or she shall be responsible for the employment of employees, agents and Officers (other than the chief executive officer) as may be required for the conduct of the business and the attainment of the objectives of the Company.  He or she shall have authority to suspend or to remove any employee, agent or Officer (other than the chief executive officer) of the Company and, in the case of the suspension for Cause (as such term is defined in his or her employment agreement, or if there be no employment agreement then as such term is defined in applicable Company policies) of any such Officer, to recommend to the Company Board what further action should be taken.  In the absence of the president, his or her duties shall be performed and his or her authority may be exercised by the chief executive officer.  In the absence of the president and the chief executive officer, the duties of the president shall be performed and his or her authority may be exercised by such Officer as may have been designated as the most senior officer of the Company.  The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Company Board.

(f)            Chief Financial Officer.  The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital.  The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Company Board.  The chief financial officer shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer, the president or the Company Board.

(g)           Chief Operating Officer.  Subject to the powers of the Company Board, the chief executive officer and the president, the chief operating officer of the Company shall have general and active management of the business of the Company.  The chief operating officer shall see that all orders and resolutions of the president are carried into effect.  The chief operating officer shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer, the president or the Company Board.

(h)           Vice President(s).  The vice president(s) shall perform such duties and have such other powers as the chief executive officer, the president, the chief operating officer or the Company Board may from time to time prescribe, and may have such further denominations as “Executive Vice President”, “Senior Vice President”, “Assistant Vice President” and the like.

(i)            Secretary.  The secretary shall attend all meetings of the Member, and shall record all the proceedings of the meetings in a book to be kept for that purpose.  The secretary shall keep all documents as may be required under the Act.  The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the chief executive officer or the Company Board.  The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.  If the Company Board chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the chief executive officer, the president, the chief operating officer or the Company Board may from time to time prescribe.

16.           Restrictions on Certain Actions.  Notwithstanding anything contrary contained herein, neither the Company Board nor an Officer may take any of the following actions without the prior approval of the Member:

(i)            authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any of its Subsidiaries to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of any equity securities (including, without limitation, options, warrants or other rights to purchase equity securities) or debt securities with equity features or securities exercisable or convertible into equity securities or debt securities with equity features;

(ii)           merge or consolidate with any Person or permit any of its Subsidiaries to merge or consolidate with any Person (other than a wholly owned Subsidiary);

(iii)          liquidate, dissolve or effect, or permit any of its Subsidiaries to liquidate, dissolve or effect, a recapitalization or reorganization in any form of transaction;

(iv)          create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, Indebtedness exceeding the amounts approved therefor by the Member’s board of managers in its annual budget;

(v)           make, or permit any of its Subsidiaries to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person (other than a wholly-owned Subsidiary), except for (a) reasonable advances to employees in the ordinary course of business and (b) investments having a stated maturity no greater than one year from the date the Company makes such investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $500 million, (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc. or (4) any other investment permitted under any  senior credit agreement to which the Company is a party;

(vi)          enter into, or permit any of its Subsidiaries to enter into, any transaction with any Person (or any Affiliate thereof) who is an Affiliate of any Officer or Manager or related to any such Person by blood or marriage;

(vii)         sell, lease, exchange or otherwise dispose (including by license) of the assets or properties of the Company or its Subsidiaries (other than damaged or obsolete equipment in the ordinary course and consistent with past practice of the business) in an amount which exceeds $50,000;

(viii)        make any capital expenditure, except for capital expenditures which have been authorized by the Member’s board of managers in its annual budget;

(ix)           (a) make a material amendment of or terminate (1) the Support Agreement entered into between USS Chartering LLC and Amerada Hess Corporation or (2) any charter contract in effect on the date hereof, (b) enter into, make a material amendment of or terminate any charter contract having a term of greater than sixty (60) consecutive days that provides for payment by the charterer at a daily rate lower than the daily rate provided for in the Support Agreement or (c) enter into or make a material amendment of or terminate any other agreement, contract or commitment representing a value to the Company or its Subsidiaries of greater than $50,000 or which is not reasonably expected to result in a normal profit, other than agreements, contracts or commitments entered into in the ordinary course of business that are not time charters and do not represent a value to the Company greater than $250,000;

(x)            enter into any partnership, joint venture or material business alliance, create any Subsidiary, or acquire any capital stock of or other ownership interest in any Person;

(xi)           amend or terminate any agreement relating to a joint venture or a material business alliance of the Company or any of its Subsidiaries;

(xii)          create any liens upon any assets or properties of the Company or its Subsidiaries other than in connection with obligations pursuant to (iv) above;

(xiii)         adopt, amend or terminate any (a) agreement with employees of the Company or its Subsidiaries, other than with respect to employees whose employment can be terminated without payment of any severance in excess of that provided generally to persons who are not Officers, (b) plan, policy, arrangement or understanding providing any of the following benefits to any current or former employee of the Company or its Subsidiaries: bonuses, pension, profit sharing, deferred compensation, incentive compensation, unit ownership, equity or quasi-equity purchase, equity or quasi-equity option, equity or quasi-equity appreciation rights, phantom equity or quasi-equity, retirement, vacation or severance, or (c) other material personnel practices or policies of the Company or its Subsidiaries;

(xiv)        appoint or remove (a) the Company or its Subsidiaries’ accountants, (b) any counsel for the Company or its Subsidiaries (including in respect of litigation and other proceedings), other than for litigation in the ordinary course that does not involve more than $50,000 or (c) Officers of the Company or Officers of its Subsidiaries;

(xv)         commence (including the filing of a counterclaim) or settle any claim or litigation, regulatory proceeding or arbitration (other than ordinary course employee or commercial claims) to which the Company or its Subsidiaries is, or is to be, a party or by which the Company or its Subsidiaries or any of its business, assets or properties may be affected;

(xvi)        register any of the Company or its Subsidiaries’ securities under any securities laws;

(xvii)       make any change in the Company or its Subsidiaries’ fiscal year;

(xviii)      set or change value of any goods or services contributed by the Member as a capital contribution or any distribution to the Member;

(xix)         make any amendment or terminate any constitutive or governing document of the Company or its Subsidiaries, including without limitation this Agreement or Certificate;

(xx)          make any political or charitable contribution exceeding the amounts approved therefor by the Member’s board of managers in its annual budget;

(xxi)         commit to do any of the foregoing, or

(xxii)        delegate authority to any Person to approve the taking of any action set forth above.

17.           Indemnification.

(a)           To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, each Indemnitee (as defined below) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 17, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; any indemnification pursuant to this Section 17 shall be made only out of the assets of the Company, it being agreed that no Member shall (i) be personally liable for such indemnification or (ii) have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)           To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 17(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 17.

(c)           The indemnification provided by this Section 17 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)           The Company may purchase and maintain (or reimburse Shipping Master or its Affiliates for the cost of) insurance, on behalf of the Company Board, its Affiliates and such other Persons as the Company Board shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)           For purposes of this Section 17, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 17(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(f)            In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)           An Indemnitee shall not be denied indemnification in whole or in part under this Section 17 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)           The provisions of this Section 17 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)            No amendment, modification or repeal of this Section 17 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 17 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

 (j)           If this Section 17 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Section 17 as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Section 17 that shall not have been invalidated and to the fullest extent permitted by applicable law.

(k)           For purposes hereof, “Indemnitee” means (a) the Company Board, (b) any person who is or was a Manager, Officer, employee, agent or trustee of the Company, and (c) any person who is or was serving at the request of the Company Board as a member, partner, director, officer, employee, partner, agent, fiduciary or trustee of another person, in each case, acting in such capacity, provided, that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

18.           Liability of Indemnitees.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, or any other Persons who have acquired interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)           Subject to its obligations and duties set forth in Section 14(a), the Company Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Company Board shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Company Board in good faith.

(c)           To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Company Board and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

(d)           Any amendment, modification or repeal of this Section 18 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 18 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(e)           No Member shall have any duty to the Company or any Member of the Company except as expressly set forth herein or in other written agreements.  No Member, Manager or Officer of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member (including without limitation as a result of its investment in the Company), unless the loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by the Member, Manager or Officer in question or, in the case of an Officer, breach of such Person’s duties pursuant to Section 15(c).  In performing his or her duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company, the Company Board or any other Person who has been selected with reasonable care by or on behalf of the Company or the Company Board, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.  No Member, Manager or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, Manager or Officer of the Company or any combination of the foregoing.  The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Member, Manager or Officer otherwise existing at law or in equity, are agreed by each of the Members to modify to that extent such duties and liabilities of the Members, Managers or Officers.

19.           Assignments.  The Member may assign or transfer in whole or in part its interest in the Company, provided, however, that the Member may not assign or transfer any part of its interest in the Company to any Person who is not a citizen of the United States under Section 2 of the Shipping Act of 1916, as amended, and provided further that the foregoing shall not prohibit the Member from assigning or pledging any or all of its interests in the Company to any lender to the Company or any of its Affiliates as security for obligations to such lender in respect of any financing arrangements entered into by the Company or any of its Affiliates as long as such assignment does not cause the Company to lose its status as a citizen of the United States as defined in 46 App. U.S.C. §802(a) and (c) eligible to own and operate vessels which qualify for coastwise endorsement under 46 U.S.C. §12106.

20.           Additional Members.  The Member may cause the Company to admit one or more additional members to the Company.

21.           Dissolution, Liquidation and Termination.

(a)           Dissolution.  The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i)            the affirmative vote or written consent of Members holding more than two-thirds of the outstanding membership interests;

(ii)           the sale, transfer or other disposition of all or substantially all the assets of the Company; and

(iii)          the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

(b)           Liquidation and Termination.  On dissolution of the Company, the Company Board shall act as liquidator or may appoint one or more Members as liquidator (the “Liquidator”).  The Liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the Liquidator(s) shall continue to operate the Company’s properties with all of the power and authority of the Company Board.  The steps to be accomplished by the Liquidator(s) are as follows:

(i)            The Liquidator(s) shall use their commercially reasonable efforts to reduce to cash and cash equivalent items such assets of the Company as the Liquidator(s) shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.

(ii)           As promptly as possible after dissolution and again after final liquidation, the Liquidator(s) shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(iii)          The Liquidator(s) shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder.

(iv)          The Liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the Liquidator(s) may reasonably determine).

(v)           All remaining assets of the Company shall be distributed to the Member.

22.           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

23.           Amendments.  This Agreement may be amended or modified by the Member at any time.

24.           Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (1) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof or the power to elect a majority of the members of the governing body thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, general partner or managing member of such limited liability company, partnership, association or other business entity.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

ITB GROTON LLC

By:	/s/ Paul Gridley
Name: Paul Gridley
Title: Chairman and Chief Executive Officer

MEMBER

USS CHARTERING LLC

By:	/s/ Paul Gridley
Name: Paul Gridley
Title: Chairman and Chief Executive Officer